                                                                       Exhibit j

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 26 to Registration Statement No. 33-5819 of CitiFunds Tax Free Income Trust of our reports each dated February 8, 2000 appearing in the annual reports to shareholders for the year ended December 31, 1999 of CitiFunds California Tax Free Income Portfolio, CitiFunds National Tax Free Income Portfolio, and CitiFunds New York Tax Free Income Portfolio (each a separate series of CitiFunds Tax Free Income Trust), and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




Deloitte & Touche LLP

Boston, Massachusetts
April 26, 2000